 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 19, 2016

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously reported, on December 12, 2016, Amyris, Inc. (the “Company”), Nikko Chemicals Co., Ltd. (“Nikko”), an existing commercial partner of the Company, and Nippon Surfactant Industries Co., Ltd., an affiliate of Nikko (“Nissa” and, together with the Company and Nikko, the “Members”) entered into a Joint Venture Agreement (the “Joint Venture Agreement”), pursuant to which the Members agreed to form a joint venture under the name Neossance, LLC, a Delaware limited liability company (“JVCO”), and enter into the First Amended and Restated LLC Operating Agreement of JVCO (the “Operating Agreement”). The entry into the Joint Venture Agreement and the terms of the joint venture and the Operating Agreement were previously reported in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on December 16, 2016, which is incorporated herein by reference.

On December 19, 2016, the Members closed the transactions contemplated by the Joint Venture Agreement (the “Closing”). In connection therewith, the Company contributed certain assets of the Company to JVCO, including certain intellectual property and other commercial assets relating to its Neossance® cosmetic ingredients business, as well as the production facility in Leland, North Carolina (the “Facility”) and related assets recently purchased by the Company, and Nikko and Nissa purchased a 40% and 10% interest, respectively, in JVCO in exchange for the following payments to the Company: (i) an initial payment of $10 million (consisting of $8 million from Nikko and $2 million from Nissa) and (ii) the profits, if any, distributed to Nikko or Nissa in cash as members of JVCO during the three year period following the date of the Joint Venture Agreement, allocated 80%/20% between Nikko and Nissa, respectively, up to a maximum of $10 million.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the Closing, Nikko made a loan to the Company in the principal amount of $3.9 million, and the Company in consideration therefor issued a promissory note (the “Note”) to Nikko in an equal principal amount. The proceeds of the Note will be used to satisfy the Company’s remaining liabilities relating to the Company’s purchase of the Facility and related assets, including liabilities under the $3.5 million purchase money promissory note issued by the Company in connection therewith. The Note (i) bears interest at a rate of 5% per year, (ii) has a term of 13 years, (iii) is payable in equal monthly installments of principal and interest beginning on January 1, 2017 (which payments are subject to a penalty of 5% if delinquent more than 5 days) and (iv) is secured by a first-priority lien on 10% of the JVCO interests owned by the Company. In addition to the payments under the Note set forth in the preceding sentence, the Company is required to (i) repay $400,000 of the Note in equal monthly installments of $100,000 on January 1, 2017, February 1, 2017, March 1, 2017 and April 1, 2017 and (ii) commencing with the distributions from JVCO to the Members relating to the fourth fiscal year of JVCO and continuing for each fiscal year thereafter until the Note is fully repaid, repay the Note in an amount equal to the profits, if any, distributed to the Company by JVCO. The Note contains customary terms and provisions, including certain events of default after which the Note may become immediately due and payable.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 19, 2016, the Company received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) notifying the Company that it is not in compliance with the requirement of NASDAQ Listing Rule 5450(a)(1) for continued listing on The NASDAQ Global Market as a result of the closing bid price of the Company’s common stock being below $1.00 for 30 consecutive business days. This notification has no effect on the listing of the Company’s common stock at this time.

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has 180 calendar days, or until June 19, 2017, to regain compliance with NASDAQ Listing Rule 5450(a)(1). To regain compliance, the closing bid price of the Company’s common stock must be at least $1.00 for a minimum of 10 consecutive business days. If the Company does not regain compliance during such period, it may be eligible for an additional compliance period of 180 calendar days, provided that the Company meets NASDAQ’s continued listing requirement for market value of publicly held shares and all other initial listing standards for The NASDAQ Capital Market, other than the minimum bid price requirement, and provides written notice to NASDAQ of its intention to cure the deficiency during the second compliance period. If the Company does not regain compliance during the initial compliance period and is not eligible for an additional compliance period, NASDAQ will provide notice that the Company’s common stock will be subject to delisting from The NASDAQ Stock Market. In that event, the Company may appeal such determination to a hearings panel.

The Company is currently evaluating its available options to resolve the deficiency and regain compliance with NASDAQ Listing Rule 5450(a)(1).

Forward-Looking Statements

This report contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding potential earn-out payments to the Company in connection with the sale of JVCO interests to Nikko and Nissa, the use of proceeds from the Note, and related matters. These statements are subject to risks and uncertainties, including the failure of JVCO to successfully execute its proposed business model and the Company’s liquidity, and actual results may differ materially from these statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: December 23, 2016	By:	/s/ Raffi Asadorian
Raffi Asadorian
Chief Financial Officer